UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Liberty Interactive Corporation
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Filed by Liberty Interactive Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Liberty Interactive Corporation

Commission File No. 001-33982

Subject Company: General Communication, Inc.

Commission File No. 000-15279

Excerpts from the Transcript of the November 16, 2017 Liberty Interactive Corporation Investor Day Presentation

Mark Carleton, Chief Financial Officer, Liberty Interactive Corporation

Let’s look at a snapshot of the QVC Group through this GCI transaction. Now these numbers will change as we get to closing, as we get new market values and the passage of time goes by. And there’ve been some changes from some of these prior numbers that we’ve given to you basically because of market valuation and a little bit because of the passage of time.

But we’ve got today is QVC Group here, a tracker, with the small stake in H and in QVC and zulily. And then we get through the reattribution on the assets that come over: the cash, which includes the $590 million on the Charter exchangeable debt; the Interval assets at the current estimate of fair value net of tax; a small group of private assets that are listed below; our green energy investments; and then some tax benefits; and on the liabilities side, primarily the exchangeable debentures. We’ve got the [1.75%] debentures in here, offsetting the cash. We talked at our last quarter release about how we’re looking at those and they’re calculated. And then the remaining exchangeables that are here, and really that is just math in terms of the summary of the past deductions we’ve taken, the net present value of the future deductions. We’re going to take — and then the debt obligation at the end of it.

$342 million of cash that we reflect here as being paid down to reduce the revolver. So that is what the new pro forma QVC Group will look like, all of HSN, all of Q, all of zu, some of our green energy estimates, Interval and the exchangeable bonds and some other assets. And so we’re still on track for that thing to get done Q1 of 2018.

Gregory B. Maffei, Chief Executive Officer, Liberty Interactive Corporation

. . . I would note that if you are bullish on Charter, there are multiple ways to play it.. . . But I would point out that there is a enormous discount still between GCI to Ventures to Broadband at Charter, its running about 18%. So if you like Charter, you really got to love GCI Liberty.

. . .

We also have increased the expected LBRDK margin loan to $1 billion for $500 million, and selected private assets that are Liberty Ventures now are now expected to be reattributed over to the QVC Group.

Liberty Ventures has had enormous benefits from its investment in Charter and Liberty Broadband. You can see that both the Legacy Charter shares and the outright investment we bought in LBRD have had excellent returns, and we’re up about $2 billion with a 36% CAGR.

Tree, not necessarily an obvious part of this group but a great asset to date, has performed very well. If you look at the 3- and 5-year averages in performance, it has really been best-in-class. Tree is the leader in the burgeoning online lending field. It’s a large market. We have low penetration. We think there’s an enormous opportunity there. We increased our stake in June, and we now own just over 27% of the company.

Now the main part of GCI Liberty, as you know, is GCI itself. GCI is a very attractive cable asset. It has Alaska covered. We — the asset generates strong cash flow. The team has a number of initiatives in place. And Pete Pounds, their CFO, will talk in a minute about few of them, to improve margins, grow the cash flow. And we’re very excited about the opportunities that we’ll be a free cash flow generator, and we expect we will use that free cash flow in the most beneficial ways, which could very well include share repurchase of Ventures’ stock.

Forward-Looking Statements

The foregoing transcript excerpts include certain forward-looking statements, including statements about the proposed acquisition of General Communication, Inc. (“GCI”) by Liberty Interactive Corporation (“Liberty Interactive”) and the proposed split-off of Liberty Interactive’s interest in the combined company (“GCI Liberty”) (together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, the terms of the reattribution and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed transactions. These forward-looking statements speak only as of the date of the communication, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive and GCI, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and GCI and about the risks and uncertainties related to the business of each of Liberty Interactive and GCI which may affect the statements made in the foregoing excerpts.

Additional Information

Nothing in the foregoing transcript excerpts shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty, Inc., GCI common stock or any tracking stocks of Liberty Interactive. The offer and issuance of shares in the proposed transactions will only be made pursuant to GCI’s effective registration statement. Liberty Interactive stockholders, GCI stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transactions (a preliminary filing of which has been made with the Securities and Exchange Commission (“SEC”)) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the proposed transactions. Copies of these SEC filings will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875- 5420. GCI investors can access additional information at ir.gci.com.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and GCI and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the proposed transactions. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on April 20, 2017. Information regarding the directors and executive officers of GCI is available as part of its Annual Report on Form 10-K filed with the SEC on March 2, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.